Exhibit 99.1

Weyco Announces Stock Dividend

    MILWAUKEE, July 30 /PRNewswire-FirstCall/ -- Weyco Group, Inc.
(Nasdaq: WEYS) announced today that the Board of Directors of the Company declared a 50% stock dividend on the Company's Common Stock, $1.00 par value, and on the Company's Class B Common Stock, $1.00 par value, so as to affect a three-for-two stock split without a change in par value. The additional shares will be mailed on October 1, 2003 to shareholders of record on August 29, 2003. No fractional shares will be issued. Instead fractional shares will be paid in cash based upon the closing price of the Company's Common Stock on the NASDAQ National Market on August 29, 2003 adjusted for the effect of the stock dividend. Shareholders will not be required to surrender or exchange stock certificates now held by them.

    As a result of the stock dividend, the previously announced quarterly dividend of $.14 per Common and Class B Common Stock will be adjusted to $.10 per share, payable October 1, 2003, to holders of record August 29, 2003.
This dividend will be paid on the total number of shares outstanding after the declaration of the stock dividend of the same date and represents a 7% increase from the previous dividend, after adjustment for the stock dividend.

    Weyco Group, headquartered in Milwaukee, Wisconsin, is engaged in the manufacture, marketing and distribution of men's footwear.



SOURCE  Weyco Group, Inc.
    -0-                             07/30/2003
    /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880, Fax, +1-414-908-1603/
    /Web site:  www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.
ST:  Wisconsin
IN:  FAS REA
SU:  DIV